Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2012, with respect to the combined financial statements of Atlas Energy E&P Operations included in the Annual Report of Atlas Resource Partners, L.P. on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts”

/s/ GRANT THORNTON LLP

Cleveland, Ohio

March 29, 2012